Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, BOAZ R. WEINSTEIN, hereby make, constitute and appoint MICHAEL D'ANGELO, acting individually, as my agent and attorney-in-fact for the purpose of executing in my name, (a) in my personal capacity or (b) in my capacity as managing member, member, general partner of or in other capacities with Saba Capital Management, L.P., Saba Capital, LLC and each of its affiliates or entities under my direct or indirect control, all documents relating to the beneficial ownership of securities required to be filed with the United States Securities and Exchange Commission (the "SEC") pursuant to Section 13 or Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act").

 All past acts of the attorneys-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 16th day of November, 2015.

/s/ Boaz R. Weinstein
Boaz R. Weinstein